EXHIBIT 10

CHANGE-OF-CONTROL
EMPLOYMENT SECURITY AGREEMENT

AGREEMENT, by and between Monsanto Company, a Delaware corporation (the “Company”), and  _________________ (the “Executive”), effective as of the ___ day of __________, 20__ (this “Agreement”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareowners to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Effect of Agreement.  (a)  Unless and until there occurs, during the Term of this Agreement, either a Change of Control or a termination of the Executive’s employment in anticipation of a Change of Control as contemplated by Section 3(d), (1) Sections 2, 3 and 4 of this Agreement shall have no effect and shall not give rise to any rights of the Executive, (2) the Executive’s employment shall be “at will,” except as may be otherwise provided in any Employment Agreement, and (3) upon any termination of the Executive’s employment, the Executive shall have no further rights under this Agreement.

(b)           From and after the first date during the Term of this Agreement on which a Change of Control occurs, this Agreement shall supersede any Employment Agreements, but shall have no effect on any Other Agreement or Other Plan, except as specifically provided in Section 5; provided, that any confidentiality, non-solicitation, and non-competition provisions in any employment agreement shall continue in full force and effect.

2.           Terms of Employment.  This Section 2 sets forth the terms and conditions on which the Company agrees to employ the Executive during the period (the “Protected Period”) beginning on the first day during the Term of this Agreement on which a Change of Control occurs and ending on the second anniversary of that date, or such earlier date as the Executive’s employment terminates as contemplated by Section 3.

(a)           Position and Duties.  (1)  During the Protected Period, (A) the Executive’s position (including offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the date of the Change of Control, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the date of the Change of Control or any office or location less than 35 miles from such office, unless the Executive is on international assignment on the date of the Change of Control and is relocated as a result of the Executive’s being repatriated pursuant to the terms of the Executive’s international assignment agreement as in effect before the date of the Change of Control, and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required immediately before the Change of Control.

(2)            During the Protected Period, the Executive agrees to devote reasonable attention and time during normal business hours (except when on authorized vacation, holidays or sick leave) to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that the Executive may (A) serve on corporate, civic or charitable boards and committees, (B) deliver lectures, fulfill speaking engagements and teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; and provided, further, that to the extent that any such activities have been conducted by the Executive before the date of the Change of Control, the continued conduct of such activities or other activities similar in nature and scope thereto after the date of the Change of Control shall not be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)            Compensation.  (1)  Base Salary.  During the Protected Period, the Executive shall receive a base salary (the “Base Salary”), the annual amount of which (the “Annual Base Salary Amount”) shall be at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies for the 12-month period immediately preceding the date of the Change of Control.  The Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Protected Period, the Annual Base Salary Amount shall be reviewed for possible increase at least annually, beginning no more than 12 months after the last such annual review prior to the date of the Change of Control.  Any increase in the Annual Base Salary Amount shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary Amount shall not be reduced after any such increase and the term

“Annual Base Salary Amount” shall refer to Annual Base Salary Amount as so increased.

(2)            Incentive Compensation.  In addition to the Base Salary, the Executive shall be eligible for incentive compensation.  For each fiscal year ending during the Protected Period, the Executive shall participate in an annual incentive program with a target incentive bonus opportunity and with overall terms no less favorable to the Executive than the most favorable such opportunity and terms applicable to the Executive for the 12-month period immediately preceding the date of the Change of Control (the bonus for which the Executive is eligible under such program, the “Annual Incentive”).  Any Annual Incentive shall, subject to any election by the Executive to defer all or a portion of the Annual Incentive under any available deferred compensation plan, be paid no later than two and one-half months after the end of the fiscal year for which the Annual Incentive is awarded.  In addition, during the Protected Period, the Executive shall be entitled to participate in all long-term, stock-based and other incentive plans, practices, policies and programs generally applicable to peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies to the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive, those generally provided at any time after the date of the Change of Control to peer executives of the Company and the Affiliated Companies.

(3)           Savings and Retirement Plans.  During the Protected Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies to the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive, those generally provided at any time after the date of the Change of Control to peer executives of the Company and the Affiliated Companies.  Without limiting the generality of the foregoing, the Company and the Affiliated Companies shall continue to honor any Individual SERP.

(4)           Welfare Benefit Plans.  During the Protected Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies

(including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent generally applicable to peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive, those generally provided at any time after the date of the Change of Control to peer executives of the Company and the Affiliated Companies.

(5)           Vacation.  During the Protected Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive, as in effect generally at any time after the date of the Change of Control with respect to peer executives of the Company and the Affiliated Companies.

3.           Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Protected Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Protected Period, it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that the Executive shall not have returned to full-time performance of the Executive’s duties before such day.

(b)            By the Company.  The Company may terminate the Executive’s employment during the Protected Period for Cause or without Cause.  The termination of the Executive’s employment shall not be deemed to be for Cause, unless and until (1) the Executive has been given the opportunity, on reasonable advance notice, to be heard before the Board, together with counsel to the Executive, and (2) there shall have been delivered to the Executive a copy of a resolution thereafter duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of conduct constituting Cause, and specifying the particulars thereof in detail.

(c)           By the Executive.  The Executive may terminate employment during the Protected Period for Good Reason or without Good Reason.  The termination of the Executive’s employment by the Executive shall not be deemed to be for “Good Reason” unless (1) the Executive gives notice to the Company of the existence of the event or condition constituting “Good Reason” within 90 days after such event or condition initially occurs or exists, (2) the Company fails to cure such event or condition within 30 days after receiving such notice, and (3) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than the last day of the Protected Period and, in all events, not later than two years after such event or condition initially occurs or exists.

(d)           Termination in Anticipation of a Change of Control.  Anything in this Agreement to the contrary notwithstanding, if (1) a Change of Control occurs, (2) the Executive’s employment with the Company is terminated by the Company before the Change of Control occurs in a manner and under circumstances that would be considered a termination by the Company without Cause if it had occurred during the Protected Period, and (3) it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control, then such termination shall be treated for all purposes of this Agreement as a termination by the Company without Cause during the Protected Period.

(e)           Notice, Date and Effect of Termination.  Any termination of the Executive’s employment by the Company pursuant to Section 3(b) or the Executive pursuant to Section 3(c) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b), after satisfaction of the procedural requirements of Section 3(b) or 3(c) to the extent applicable.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.  If the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason or without Good Reason, the termination shall be effective as of the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (but not later than 30 days after the giving of such notice), as the case may be.  If the Executive’s employment is terminated by the Company other than for Cause or Disability, the termination shall be effective as of the date on which the Company notifies the Executive of such termination.  The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 3(e) constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.           Obligations of the Company upon Termination.  (a)  Other than for Cause, Death or Disability; Good Reason.  If, during the Protected Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason, and the Executive executes and delivers to the Company a release substantially in the form attached hereto as Exhibit A (a “Release”) not later than the Release Deadline, the Company shall make the payments and provide the benefits described below.

(1)           The Company shall pay to the Executive, in a lump sum in cash within 60 days following the Date of Termination, the aggregate of the following amounts:

(A)           the sum of the following amounts, to the extent not previously paid to the Executive (the “Accrued Obligations”):  (i) the Base Salary through the Date of Termination; (ii) a pro rata portion of the Annual Incentive for the year in which the Date of Termination occurs, computed as the product of (x) the Average Pre-Change-of-Control Annual Incentive Bonus, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (provided, that if the Executive has elected to defer all or any portion of such Annual Incentive under any nonqualified deferred compensation plan offered by the Company or an Affiliated Company, then that portion of the pro rated Annual Incentive shall be deferred and paid in accordance with the terms of such plan, and the remaining portion shall be paid as provided herein); and (iii) any accrued pay in lieu of unused vacation; and

(B)           the product of (i) three and (ii) the sum of (x) the Annual Base Salary Amount, and (y) the Average Pre-Change-of-Control Annual Incentive Bonus.

(2)           All benefits accrued through the Date of Termination by the Executive under the Retirement Plan, the SERP and any Individual SERP that are not vested as of the Date of Termination shall be vested in full and paid in accordance with the terms of the applicable plan; provided, that to the extent such benefits may not be provided under the Retirement Plan, they shall instead be provided under the SERP.

(3)           For the Severance Period, the Company shall continue Specified Welfare Benefits to the Executive and/or the Executive’s family; provided, that if the Executive becomes reemployed with another employer and is eligible to receive one or more of the Specified Welfare Benefits under another employer-provided plan during the Severance Period, the Company’s obligations with respect to the corresponding Specified Welfare Benefits under this Section 4(a)(3) shall cease.

(4)           If, as of the Date of Termination, the Executive has achieved (x) at least 50 years of age, (y) at least 10 Years of Service (as defined in the Company’s Separation Pay Plan), and (z) combined age and Years of Service of at least 65, then the Executive shall be entitled to receive, beginning at the end of the Severance

Period, retiree medical benefits at least as favorable as those to which the Executive would have been entitled if the Executive had retired with eligibility for the Retiree Welfare Benefits in effect as of the date of the Change of Control.

(5)           The Company shall provide the Executive with outplacement services, in accordance with its normal practice for its most senior executives, as in effect before the date of the Change of Control, from the outplacement firm or firms with which the Company has contracted as of the Date of Termination or thereafter; provided, that to the extent such outplacement services begin before the Executive executes the Release, they shall end as of the Release Deadline if the Executive fails to execute and deliver the Release to the Company by the Release Deadline; and provided, further, that in any event such outplacement services shall not be provided beyond the end of the second calendar year after the calendar year in which the Date of Termination occurs.

(6)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits.

(b)            Death.  If the Executive’s employment is terminated because of the Executive’s death during the Protected Period, the Company shall pay the Accrued Obligations to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 30 days of the Date of Termination (provided, that, as described in Section 4(a)(1)(A), any portion of the Annual Incentive for the year in which the Date of Termination occurs that the Executive has elected to defer under any nonqualified deferred compensation plan offered by the Company or an Affiliated Company shall be deferred and paid in accordance with the terms of such plan, unless cancellation of such election is permitted by Section 409A of the Code), shall timely pay or deliver any of the Other Benefits, and shall have no other severance obligations under this Agreement.  For purposes of this Section 4(b), the term “Other Benefits” shall include without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect at any time after the date of the Change of Control generally with respect to peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)           Disability.  If the Executive’s employment is terminated because of the Executive’s Disability during the Protected Period, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination (provided, that, as described in Section 4(a)(1)(A), any portion of the Annual Incentive for the year in which the Date of Termination occurs that the Executive has elected to defer under any nonqualified deferred compensation plan offered by the Company or an Affiliated Company shall be deferred and paid in accordance with the terms of such plan, unless cancellation of such election is permitted by Section 409A of the Code), shall timely pay or deliver any Other Benefits, and shall have no other severance obligations under this Agreement.  For purposes of this Section 4(c), the term “Other Benefits” shall include, without limitation, and the Executive shall be entitled to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to peer executives and their families at any time during the 120-day period immediately preceding the date of the Change of Control, or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time after the date of the Change of Control generally with respect to peer executives of the Company and the Affiliated Companies and their families.

(d)           Cause; Other than for Good Reason.  If the Executive’s employment is terminated for Cause during the Protected Period, the Company shall provide to the Executive the Base Salary through the Date of Termination and any Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Protected Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination (provided, that, as described in Section 4(a)(1)(A), any portion of the Annual Incentivefor the year in which the Date of Termination occurs that the Executive has elected to defer under any nonqualified deferred compensation plan offered by the Company or an Affiliated Company shall be deferred and paid in accordance with the terms of such plan), shall timely pay or deliver any Other Benefits, and shall have no other severance obligations under this Agreement.

5.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any Other Plan for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any Other Agreement.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any Other Plan or any Other Agreement shall be payable in accordance with such Other Plan or Other Agreement, except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(a), the Executive shall not be treated as having any additional years of service or age for purposes of any Other Plan or Other Agreement by virtue of receiving such payments and benefits, unless such Other Plan or Other Agreement specifically so provides.

6.           Full Settlement; Legal Fees.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any Affiliated Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in Section 4(a)(3), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.  The Company agrees to pay as incurred, within 10 days following the Company’s receipt of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur, at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the date of the Change of Control, as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and provided, further, that the Company shall not be required to pay any fees or expenses charged by any accounting or consulting firm to perform calculations or make determinations required to be carried out by the Accounting Firm pursuant to Section 7.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

7.           Limitation on Payments Under Certain Circumstances.   (a) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)            If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes a final and binding determination inconsistent therewith, and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  (1) any Payments under Section 4(a)(1)(B), (2) any other cash Payments on a pro rata basis, and (3) any remaining Payments on a pro rata basis, and, subject to the foregoing, shall be made in such a manner as to maximize the economic present value of all Payments actually made to the Executive, determined by the Accounting Firm as of the date of the applicable Section 280G Change of Control using the discount rate required by Section 280G(d)(4) of the Code.

(c)            As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)            To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e)            All fees and expenses of the Accounting Firm for services performed pursuant to this Section 7 at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the date of the applicable Section 280G Change of Control, shall be borne solely by the Company.   The Company shall pay such fees and expenses not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm.  The amount of such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.

8.    RESERVED

9.           Confidential Information.  (a)  The Executive shall use the Executive’s best efforts and diligence both during and after employment by the Company and the Affiliated Companies to protect the confidential, trade secret and/or proprietary character of all Confidential Information.  The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of the Executive’s duties with the Company and the Affiliated Companies.  The Executive shall promptly deliver to the Company, at the termination of the Executive’s employment, or at any other time at the Company’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information.

(b)            Each of the Executive’s obligations in this Section 9 shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive’s employment from others with whom the Company or any Affiliated Company has a business relationship.  The Executive understands that the Executive is not to disclose to the Company or any Affiliated Company, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of the Executive’s former employers.

(c)            In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.           Successors.  (a)  This Agreement is personal to the Executive, and, without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 10(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.           Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement that is specifically identified as an amendment of this Agreement and executed by the Executive and by an authorized officer of the Company in a single instrument. This Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and shall be administered and interpreted accordingly.

(b)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

800 North Lindbergh Boulevard
St. Louis, Missouri  63167

If to the Company:

800 North Lindbergh Boulevard
St. Louis, Missouri  63167

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)           The Executive and the Company acknowledge that there currently exists uncertainty with respect to interpretive issues under Section 409A of the Code and with respect to the tax treatment of employer provision of health care benefits.  The Executive hereby agrees that, prior to the occurrence of a Change of Control, the Company may, without consent from the Executive, make such changes to the Agreement as may be necessary or appropriate to avoid adverse tax consequences to the Executive pursuant to Section 409A of the Code or in respect of the provisions of Sections 4(a)(3) and 4(a)(4), while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under the Agreement.

(g)           The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (1) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (2) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (3) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (4) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date of the Change of Control). Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and Treas. Reg. § 1.409A-1(i) (or successor provisions) on his Date of Termination, then, to the extent required by Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(2) (or successor provisions), payments or benefits hereunder, if any, of “deferred compensation” within the meaning of Section 409A of the Code that would be paid or provided to the Executive before the six-month anniversary of the Executive’s Date of Termination shall be delayed until such six-month anniversary.

12.           Certain Definitions.  The following terms shall have the meanings set forth below for purposes of this Agreement.

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

“Accrued Obligations” has the meaning set forth in Section 4(a)(1).

“Affiliated Company” means any company controlled by the Company.

“After-Tax” means after taking into account all applicable Taxes and Excise Tax.

“Agreement” has the meaning set forth in the first paragraph of the Agreement.

“Agreement Payments” means Payments paid or payable pursuant to this Agreement.

“Annual Base Salary Amount” has the meaning set forth in Section 2(b)(1).

“Annual Incentive” has the meaning set forth in Section 2(b)(2).

“Average Pre-Change-of-Control Annual Incentive Bonus” means an annual incentive bonus amount based upon the Executive’s average annual incentive bonuses earned for fiscal years beginning before the date of the Change of Control under the Company’s annual incentive program as in effect from time to time, calculated as follows.  If, as of the date of the Change of Control, the Executive has been employed by the Company and the Affiliated Companies for at least the most recent three full fiscal years ending on or before the date of the Change of Control, and was eligible to earn an annual incentive bonus under such programs for each such fiscal year, then the Average Pre-Change-of-Control Annual Incentive Bonus means the average of the annual incentive bonuses earned by the Executive for each of such fiscal years.  If, as of the date of the Change of Control, the Executive has been employed by the Company and the Affiliated Companies for less than the most recent three full fiscal years ending on or before the date of the Change of Control, or was not eligible to earn an annual incentive bonus under such programs for each such fiscal year, then the Average Pre-Change-of-Control Annual Incentive Bonus means the average of the annual incentive bonuses earned by the Executive for each of such fiscal years for which the Executive was eligible to earn such an annual incentive bonus.  If the Executive earned an annual incentive bonus under such programs for a period of less than 12 months, the amount of such annual bonus shall be annualized for purposes of determining the Average Pre-Change-of-Control Annual Incentive Bonus.  If the Executive was not eligible to earn such an annual incentive bonus for any fiscal year ending on or before the date of the Change of Control, then the Average Pre-Change-of-Control Annual Incentive Bonus shall be deemed to equal the Executive’s target annual incentive bonus as in effect immediately before the date of the Change of Control.

“Base Salary” has the meaning set forth in Section 2(b)(1).

“Board” has the meaning set forth in the second paragraph of this Agreement.

“Cause” means (a) the Executive’s willful and continued failure to perform substantially the Executive’s duties as contemplated by Section 2(a)(1)(A) (except as a result of the Executive’s incapacity due to physical or mental illness or injury, or following the Executive’s delivery of a Notice of Termination for Good

Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or (b) the Executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.  For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

“Change of Control” means the happening of any of the events described in subsections (a) through (d) below:

(a)           the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary of the Company; (D) any passive acquisition as a result of a Company repurchase of outstanding securities (it being understood that a subsequent active acquisition by the applicable Person shall constitute a Change of Control, if immediately thereafter such Person holds the requisite percentage of Outstanding Company Common Stock or Outstanding Company Voting Securities); or (E) any acquisition pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (c) of this definition;

(b)           individuals who, as of the date of the initial public offering of the common stock of the Company, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including without limitation an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, a Subsidiary of the Company, any entity resulting from a Business Combination or any employee benefit plan (or related trust) thereof) beneficially owns, directly or indirectly, 30 percent or more of the then-outstanding shares of common stock of the entity resulting from such Business Combination or 30 percent or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such entity, except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body), of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)           approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement, and shall include any successor to the Company pursuant to Section 10(c).

“Confidential Information” means (a) all technical and business information of the Company and the Affiliated Companies, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and that is either developed by the Executive (alone or with others) or to which the Executive has had access during the Executive’s employment, (b) all confidential evaluations, and (c) the confidential use or non-use by the Company or any Affiliated Company of technical or business information in the public domain.

“Date of Termination” means (a) if the Executive’s employment is terminated as a result of the Executive’s death or Disability, the date on which the Executive’s termination becomes effective pursuant to Section 3(a), and (b) otherwise, as defined in Section 3(e).

“Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

“Employment Agreement” means any employment agreement between the Company or any of the Affiliated Companies that may hereafter be entered into.

“Executive” has the meaning set forth in the first paragraph of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Good Reason” means  the occurrence of any one or more of the following conditions without the consent of the Executive:  (a) any material diminution of the Executive’s authority, duties or responsibilities; (b) any material failure by the Company to comply with any of the provisions of Section 2(a)(1) or Section 2(b); (c) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or (d) any failure by the Company to comply with and satisfy Section10(c).

“Individual SERP” means individual agreements between the Executive and the Company or the Affiliated Companies regarding the provisions of supplemental retirement benefits such as (but not limited to) post-retirement income and/or welfare benefits.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

“Notice of Termination” means a written notice of the termination of the Executive’s employment that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (which shall be not earlier than the date such notice is given and not later than 30 days thereafter).

“Other Agreement” means any contract or agreement between the Company or any of the Affiliated Companies and the Executive, excluding any Employment Agreement and this Agreement and including without limitation any Individual SERP.

“Other Benefits” means any amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any Other Plan or Other Agreement.

“Other Plan” means any plan, program, policy or practice provided by the Company or any of the Affiliated Companies, excluding this Agreement, any Employment Agreement and any Other Agreements.

“Overpayment” has the meaning set forth in Section 7(c).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Protected Period” has the meaning set forth in the first sentence of Section 2.

“Release” has the meaning set forth in Section 4(a).

“Release Deadline” means the 50th day following the Date of Termination.

“Retiree Welfare Benefits” means retiree benefits pursuant to any of the Specified Welfare Benefits.

“Retirement Plan” means the Monsanto Company Pension Plan and any successor thereto, and any other qualified defined benefit retirement plans of the Company and the Affiliated Companies, in each case to the extent the Executive was entitled to participate therein immediately before the Date of Termination.

“Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

“Section 280G Change of Control” means an event in respect of the Company that is described in Section 280G(b)(2)(A)(i) of the Code.

“SERP” means the Monsanto Company ERISA Parity Pension Plan, and any successors thereto, and any other “top hat,” excess or supplemental defined benefit retirement plans of the Company and the Affiliated Companies, in each case to the extent the Executive is entitled to participate therein immediately before the Date of Termination.

“Severance Period” means the period of two years beginning on the Date of Termination.

“Specified Welfare Benefits” means medical, prescription drug, dental, vision, disability and life insurance benefits that are substantially comparable to those that would have been provided to the Executive and the Executive’s family pursuant to Section 2(b)(4), if the Executive had remained employed by the Company during the Severance Period.  Specified Welfare Benefits shall not include the benefit of making pre-tax contributions to any cafeteria or flexible spending plan.

“Subsidiary” of any entity means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the first entity owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

“Taxes” means all federal, state, local and foreign income, excise, social security and other taxes (other than the Excise Tax and any taxes, interest and penalties imposed pursuant to Section 409A of the Code) and any associated interest and penalties.

“Term of this Agreement” means the period beginning on the date of this Agreement and ending on the following August 31; provided, however, that beginning on that August 31, and on each August 31 thereafter, the Term of this Agreement shall be automatically extended so as to terminate on the first anniversary of such August 31, unless the Company shall give notice to the Executive before the immediately preceding July 1 that the Term of this Agreement shall not be so extended.

“Underpayment” has the meaning set forth in Section 7(c).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE _____________________________
MONSANTO COMPANY

By:
Steven C. Mizell, Executive Vice President, Human Resources
Date: _____________________, 20__

Exhibit A

Form of Release

THIS RELEASE MUST BE SIGNED AND RETURNED BY _________, 20__.  YOU MAY NOT MAKE ANY CHANGES TO THIS FORM.

Monsanto Company, on its own behalf and on behalf of its subsidiaries, affiliates, successors and predecessors (collectively, the “Company”), and I agree as follows:

(a) Consideration:  I will receive the severance pay and benefits provided for in Section 4(a) of the attached Change-of-Control Employment Security Agreement in exchange for this Release.

(b) Employment Termination:  My employment with the Company has ended and I agree never to seek employment with the Company or its affiliates in the future.

(c) Claims Released:  I represent that I have not been the victim of age discrimination or any other type of discrimination or wrongful act in connection with my employment with the Company.  Consistent with this, I release the Company, its current and former subsidiaries and affiliates, and their employees or agents and related parties from all known or unknown claims, if any, that I presently could have arising out of my employment with the Company or the termination of my employment, including, without limitation, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, any state or local Fair Employment Practices Act, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, except (1) claims for payments and benefits to which I am entitled under the attached Change-of-Control Employment Security Agreement, (2) claims for the Other Benefits (as defined in the attached Change-of-Control Employment Security Agreement) identified on Schedule I hereto, (3) claims in my capacity as a shareowner, and (4) claims under the director and officer indemnification and insurance programs and policies of the Company and its affiliates.

(d) Promise Not to File Claims:  I promise never to file any lawsuit based on a released claim and I will withdraw with prejudice any such lawsuit that may already be pending.  I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by prosecuting a charge with any administrative agency with respect to any claim released by this Release.

(e) Acknowledgements:  I am executing this Release of my own volition.  I have been advised to consult with an attorney of my choice prior to signing this Release.  I understand and agree that I have the right and have been given the opportunity to review this Release with an attorney of my choice should I so desire.  I also agree that I have entered into this Release freely and voluntarily.  I have been given at least [21] [45] calendar days to consider the terms of this Release[, along with the information provided on Attachment A

Appendix A - 23

hereto], although I may sign it sooner if I wish.  Furthermore, once I have signed this Release, I have seven additional days to revoke this Release and must do so by writing to [INSERT NAME/ADDRESS].  This Release shall not be effective, and no payments shall be due under Section 4(a) of the Change-of-Control Employment Security Agreement, until the eighth day after I shall have executed this Release and returned it to the Company, assuming that I have not revoked this Release prior to such date.

READ THIS RELEASE, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. YOU WILL HAVE UNTIL THE DATE INDICATED IN THE FIRST LINE ABOVE IN WHICH TO CONSIDER IT.  THIS RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.  YOU SHOULD CONSULT YOUR ATTORNEY (AT YOUR OWN EXPENSE).

I have carefully read this Release, I fully understand what it means, and I am entering into it voluntarily.

_____________________        _______________________________________
Date                 Signature

_______________________________________
Printed Name

Acknowledged and Agreed:

______________________________________
On behalf of Monsanto Company

Appendix A - 24